Exhibit 99.1

BEMA(TM) Fentanyl Demonstrates Substantial Transmucosal

Delivery In Absolute Bioavailability Study

Findings form a part of pending NDA for the treatment of breakthrough cancer pain

MORRISVILLE, N.C.—May 7, 2007 — BioDelivery Sciences International, Inc. (Nasdaq:BDSI) announced the results of a 12 subject, crossover study comparing the absorption of fentanyl from both single and multiple BEMA(TM) Fentanyl discs, as well as oral and intravenous doses of fentanyl. The data demonstrates that the absolute bioavailability (i.e. the total amount absorbed from the delivery system) of fentanyl from the BEMA(TM) disc was more than 70%, with 50% absorbed through the buccal mucosa (the inner lining of the cheek). The study further demonstrates that equal doses administered as either a single disc or multiple discs produced identical plasma concentrations (i.e. four-200 mcg discs provided the same plasma concentrations as a single-800 mcg disc).

These findings follow the company’s April 25, 2007 announcement of statistically significant results with BEMA(TM) Fentanyl in treating cancer patients with breakthrough pain in the company’s Phase III efficacy clinical trial. BDSI plans to include today’s study results, the efficacy trial results and other materials in its planned New Drug Application (NDA) to the FDA for BEMA(TM) Fentanyl. The NDA submission is expected during the third quarter of 2007.

BEMA(TM) Fentanyl consists of a small, dissolvable polymer disc, formulated with the opioid narcotic fentanyl, for application to the buccal membranes. Upon administration, BEMA(TM) Fentanyl is designed to deliver a rapid, reliable dose of drug across mucous membranes. BEMA(TM) Fentanyl is being developed for the treatment of “breakthrough” cancer pain (i.e. episodes of severe pain which “break through” the medication already in use to control the persistent pain).

Dr. Andrew Finn, Executive Vice President of Product Development for BDSI, stated “The results of this study confirm, and are an expansion of, the information obtained in our 2006 pharmacokinetic study which demonstrated that fentanyl absorption from the BEMA(TM) delivery system was better than that seen with Actiq®. This study showed that the absolute bioavailability from BEMA(TM) Fentanyl and the amount of fentanyl absorbed directly through the buccal mucosa were substantial (70% and 50%, respectively). Although the study announced today was not a direct comparative study, our absolute and buccal bioavailability results are greater than those previously reported with Actiq® (47% and 22%), and similar to those previously reported with Fentora(TM) (65% and 48%) in separate studies. Given the linear increase in plasma concentrations with increases in dose, and the nearly identical plasma concentrations when a dose is administered as a single disc or as multiple discs, we believe doctors will have the needed flexibility in titrating the dose of BEMA(TM) Fentanyl to meet the changing analgesic requirements of patients with breakthrough cancer pain.”

Actiq®, marketed by Cephalon, Inc., is the leading fentanyl product for the treatment of breakthrough cancer pain in the U.S. market. Cephalon introduced a second fast dissolving fentanyl product, Fentora(TM), in 2006. The reported combined sales of these products in 2006 were $659 million.

Dr. Mark Sirgo, President and CEO of BDSI, stated “These results continue to demonstrate the consistency in the performance of the BEMA(TM) delivery system. The primary objective of a transmucosal delivery system is to have a substantial amount of the drug absorbed through that membrane, thereby allowing for a rapid onset of action while minimizing the amount of drug that is swallowed. Today’s results show that the BEMA(TM) technology and our BEMA(TM) Fentanyl product specifically meet this objective. These results, when combined with the recent announcement of achieving our primary efficacy endpoint in our breakthrough cancer pain Phase III efficacy study, give us continued confidence that the commercial value for BEMA(TM) Fentanyl remains on target with our expectations. In addition, we believe these continued positive findings with our BEMA(TM) technology lend support to the continued development of other products in the technology, including our next pain product in development, BEMA(TM) LA.”

About BEMA(TM) Fentanyl

BEMA(TM) Fentanyl is BDSI’s lead product in development. BDSI believes there is a clear need and growing market for additional agents in alternative dosage forms to provide rapid pain relief. Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The transmucosal form of fentanyl is a powerful narcotic used to treat breakthrough cancer pain. BDSI believes that fentanyl applied with its BEMA(TM) disc technology has the potential to meet the market need for new narcotics and, BDSI believes, will be well suited for breakthrough cancer pain in opioid-tolerant patients.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA(TM) oral adhesive disc technology: BEMA(TM) Fentanyl, a treatment for “breakthrough” cancer pain, and BEMA(TM) LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with its patented Bioral® nanocochleate technology on Bioral Amphotericin B targeting fungal infections and considering products targeted at other acute conditions including emesis and insomnia in the BEMA(TM) technology. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, the application of funds, or the timing for completion and results of scheduled or additional clinical trials and FDA review of the Company’s formulations and products, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

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